Exhibit 10.9

October 8, 2001

Mr. Ed Adams

Vice-Chairman

VirtualFund.com, Inc.

701 Xenia Ave S.

Golden Valley, MN  55416-1029

Dear Mr. Adams:

I’m writing to outline new terms of engagement, which supersede all prior terms, specifically including those contained in our August 16, 2001 engagement letter.  This agreement is made between Financial Drivers, Ltd., including its employees (DRIVERS) and VirtualFund.com, Inc. (VFND).

Background

VFND currently has no employees and is in the process of cleaning up the remaining obligations of it prior activities.  As a publicly traded company with a significant NOL carryforward, there is an obvious interest in performing the day to day activities required to maintain its standing.

It is expected that Monte Johnson, the current acting CEO will be leaving soon to pursue other opportunities.  As such, the corporation will need to name corporate officers as required by Minnesota law.

Additionally, the Board is in the process of determining how to invest whatever cash might remain upon the completion of its existing obligations, among its other duties.

Scope of Services, Expectations, and Limitations

It is our understanding that VFND has unresolved issues in the following areas:

>                 Legal Disputes

>                 Other Disputes

>                 Filings

>                 General Clean-up

>                 Daily Operations

>                 Future Matters

It is our mutual understanding that we will serve in the position of interim CEO.  VFND is unusual in that it has no ongoing operations, limited continuity among past and present human resources, and faces challenges in transitioning from its former business to its future business.  For these reasons, it is understood and expected that, while we will hold the title of CEO, many parties including DRIVERS, VFND’s Board members, and outside service providers will have significant involvement in, and influence over, executive decisions.

This agreement can be terminated by DRIVERS at any time upon 10 days written notice.  This agreement can be terminated by VFND upon 10 days written notice if all amounts due DRIVERS have been paid in full.  The Indemnification provisions of the next section will survive the termination of this agreement indefinitely.

Finally, it is important that you understand that, although we have Certified Public Accountants on staff, neither I nor DRIVERS will not be expressing any form of assurances on the work performed.  In short, our work will include no assurances from us and always be subject to the review and approval of the Board of Directors.

Indemnification

VirtualFund.com, Inc. has been fraught with problems stemming from troubled ventures into the e-commerce industry and the activities of Mel Masters and the precipitous exit from the e-commerce industry and the ouster of Mel Masters.  These problems have culminated in numerous claims, counter-claims, disputes, and litigation.

As we would all agree, DRIVERS has no interest in becoming a party to whatever bad feelings and feuds might continue to exist.

Therefore, DRIVERS requires that VFND and its Board of Directors agree to provide adequate Director & Officer insurance to protect DRIVERS against any and all claims that arise now or in the future with respect to its involvement with VFND.  Further, VFND and its Board of Directors agrees to pay all costs related to DRIVERS’ defense of any claims made against it with respect to its involvement with VFND.  And finally, VFND and its Board of Directors agree to indemnify and hold DRIVERS harmless in the event DRIVERS bears any financial loss resulting from claims made with respect to its involvement with VFND.

Fees and Guarantees

Fees for the services of Joe Pupel will be billed at $100 per hour.  Fees for the services of all other DRIVERS personnel will be billed at $85 per hour.   Additionally, you will be billed for all out-of-pocket expenses.  As this rate represents a significant reduction from our standard rates, we require that you maintain a prepaid balance on account which totals $6,000.  Additionally, you will be billed weekly and all invoices are to be paid upon receipt.

DRIVERS expects the time requirements to exceed 60 hours per month.  DRIVERS must have the advance approval of VFND to incur chargeable time in excess of 60 hours per calendar month.  However, VFND will not withhold permission, and will pay DRIVERS for, all time required to perform its services in accordance with minimum legal requirements and standards of professionalism.

VFND guarantees minimum payment for time incurred in October, November, and December of $6,000 per each calendar month plus out-of-pocket expenses.

Please indicate your acceptance of these terms by:

1.               signing, dating, and returning one copy of this letter and

2.               providing a copy of the Board resolution approving these terms.

Very truly yours,

/s/ Joseph D. Pupel
Joseph D. Pupel

Accepted by:

/s/ Ed Adams
Ed Adams, Vice-Chairman